EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	R. Gregory Lewis
615-269-1900
J. ALEXANDER’S CORPORATION REPORTS
SECOND QUARTER RESULTS FOR 2006
     NASHVILLE, TN., July 27, 2006 -— J. Alexander’s Corporation (AMEX: JAX) today reported operating results for the second quarter and first half of 2006.
     Highlights for the most recent quarter compared to the second period of 2005 were as follows:
•	Net sales increased 7.7% to $33,341,000 from $30,953,000.

•	Weekly average same store sales per restaurant rose 3.3% to $90,900 from $88,000.

•	Net income decreased 27.7% to $711,000, or $.10 per diluted share, from $984,000, or $.14 per diluted share.
     Commenting on the performance, J. Alexander’s Corporation chairman, president and chief executive officer Lonnie J. Stout II said, “Our results for the quarter just ended were generally in line with our business plan. As expected, our earnings comparison for the most recent quarter to the second period of 2005 was difficult due to several factors, including the effect of a change in pricing format in April of 2005 and other operating efficiencies which had a positive impact on profitability in last year’s second quarter.”
     Stout said the Company was “pleased with the gain in same store sales in the second quarter of 2006 with the exception of softness in sales of most of its Midwestern restaurants.” The Company’s average guest check, including alcoholic beverage sales, increased by approximately 5% in the second quarter of 2006 over the corresponding period a year earlier while average guest counts declined on a same store basis by approximately 2.1%. Average

J. Alexander’s Corporation Reports Second Quarter Results for 2006 — Page 2
weekly sales per restaurant for the second period of 2006 rose 4% to $91,500 from $88,000 reported in the comparable quarter of 2005.
     “We were also pleased that cost of sales as a percentage of net sales in the second quarter of 2006 was in line with the cost of sales during the same period a year ago,” Stout continued. He said, however, that the Company had lower restaurant operating margins in the most recent quarter because of increases in labor and restaurant operating expenses. The higher labor expenses were due in part to minimum wage increases and to focused training and development efforts associated with one of the Company’s under-performing restaurants. The higher restaurant operating expenses resulted from increases in repairs and maintenance expenses, losses related to disposals of assets replaced, credit card fees and occupancy costs associated with the Company’s restaurant opened in the fourth quarter of 2005.
     The Company’s results for the second quarter of 2006 were also affected by the cost of marketing research conducted during the quarter and by lower gift card revenues and income than were recorded in the same quarter of 2005. In addition, results for the second quarter of 2005 included other income of $57,000 related to a gain recognized on the sale of stock held as an investment.
     For the first six months of 2006, J. Alexander’s Corporation recorded net sales of $68,579,000, up 8.7% from $63,107,000 posted in the first half of 2005. The Company’s net income for the first half of 2006 was $2,148,000, or $.31 per diluted share, an increase of 11.1% from net income of $1,933,000, or $.28 per diluted share, posted in the comparable two quarters of 2005.
     J. Alexander’s Corporation had weekly average same store sales per restaurant of $93,500 through the first half of 2006, up 4.2% over $89,700 recorded in the corresponding six

J. Alexander’s Corporation Reports Second Quarter Results for 2006 — Page 3
months a year ago. The Company had average weekly sales per restaurant of $94,100 in the first two quarters of 2006, up 4.9% from $89,700 reported in the same period a year earlier. The average guest check, including alcoholic beverage sales, rose 5.5% in the first half of 2006 over the first half of 2005 while average guest counts declined on a same store basis by approximately 1.6%.
     Stout noted that J. Alexander’s Corporation continues to have a favorable outlook for the balance of 2006, but does anticipate continued pressure on restaurant margins from increases in various operating costs and a continued softness in sales of several Midwestern restaurants. “We remain cautious in our outlook for the last half of 2006 as we expect continued increases in operating costs due to higher commodity costs and inflationary pressures,” Stout said. “While utility costs did not increase as much as expected in the second quarter, higher gasoline prices continue to impact the cost of many of the products we use in our restaurants.”
     Stout said the Company will consider increasing prices on selected menu items to compensate for higher input costs. “As we have noted in the past, we are constantly monitoring our restaurant margins and will continue to carefully consider selected menu price increases to maintain or improve them.”
     J. Alexander’s Corporation operates its 28 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation Reports Second Quarter Results for 2006 — Page 4
     J. Alexander’s Corporation is headquartered in Nashville, Tennessee.
     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages; the effect of higher gasoline prices on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation Reports Second Quarter Results for 2006 — Page 5
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 2	July 3	July 2	July 3
	2006	2005	2006	2005
Net sales	$33,341	$30,953	$68,579	$63,107
Costs and expenses:
Cost of sales	10,870	10,104	22,419	20,868
Restaurant labor and related costs	10,810	9,791	21,809	19,781
Depreciation and amortization of restaurant property and equipment	1,307	1,198	2,605	2,386
Other operating expenses	6,551	5,866	13,348	12,087

Total restaurant operating expenses	29,538	26,959	60,181	55,122
General and administrative expenses	2,488	2,326	4,879	4,616

Operating income	1,315	1,668	3,519	3,369
Other income (expense):
Interest expense, net	(400)	(447)	(825)	(909)
Other, net	22	75	51	86

Total other expense	(378)	(372)	(774)	(823)

Income before income taxes	937	1,296	2,745	2,546
Income tax provision	(226)	(312)	(597)	(613)

Net income	$711	$984	$2,148	$1,933

Earnings per share:
Basic earnings per share	$.11	$.15	$.33	$.30

Diluted earnings per share	$.10	$.14	$.31	$.28

Weighted average number of shares:
Basic earnings per share	6,542	6,469	6,537	6,465
Diluted earnings per share	6,835	6,792	6,828	6,788

J. Alexander’s Corporation Reports Second Quarter Results for 2006 — Page 6
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended		Six Months Ended
	July 2	July 3	July 2	July 3
	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.6	32.6	32.7	33.1
Restaurant labor and related costs	32.4	31.6	31.8	31.3
Depreciation and amortization of restaurant property and equipment	3.9	3.9	3.8	3.8
Other operating expenses	19.6	19.0	19.5	19.2

Total restaurant operating expenses	88.6	87.1	87.8	87.3
General and administrative expenses	7.5	7.5	7.1	7.3

Operating income	3.9	5.4	5.1	5.3
Other income (expense):
Interest expense, net	(1.2)	(1.4)	(1.2)	(1.4)
Other, net	0.1	0.2	0.1	0.1

Total other expense	(1.1)	(1.2)	(1.1)	(1.3)

Income before income taxes	2.8	4.2	4.0	4.0
Income tax provision	(0.7)	(1.0)	(0.9)	(1.0)

Net income	2.1%	3.2%	3.1%	3.1%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$91,500	$88,000	$94,100	$89,700
Percent increase	+4.0%		+4.9%

Same store weekly sales per restaurant (1)	$90,900	$88,000	$93,500	$89,700
Percent increase	+3.3%		+4.2%
     (1) Includes the twenty-seven restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports Second Quarter Results for 2006 — Page 7
J. Alexander’s Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited dollars in thousands)

	July 2	January 1
	2006	2006
ASSETS
Current Assets
Cash and cash equivalents	$8,600	$8,200
Deferred income taxes	964	964
Other current assets	4,667	4,542

Total current assets	14,231	13,706
Other assets	1,224	1,164
Property and equipment, net	73,016	74,187
Deferred income taxes	4,510	4,510
Deferred charges, net	705	733

	$93,686	$94,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$10,219	$12,897
Long-term debt and capital lease obligations	22,755	23,193
Other long-term liabilities	5,351	5,103
Stockholders’ equity	55,361	53,107

	$93,686	$94,300